Exhibit 99.1

Roadzen Reports $13.7 Million Second Quarter Revenue, a 15.2% Improvement Over Prior Year Quarter, and Fifth Consecutive Quarter of Adjusted EBITDA Improvement.

Company continues growth momentum, reduces net loss 90.3% over prior year quarter, and accelerates path to Adjusted EBITDA breakeven

●	Improving Fiscal Q2 and Record Six-Month Revenue
Revenue increased 25.9% sequentially and 15.2% year-over-year to $13.7 million; six-month revenue rose 18.0% to $24.5 million, reporting a record first half and best quarter in the last 12 months.

●	Sharply Reduced Net Loss and Fifth Straight Quarter of Adjusted EBITDA[1] Improvement
Q2 net loss narrowed to $(2.1) million from $(21.8) million the same quarter last year, a 90.3% year-over-year improvement. Adjusted EBITDA loss improved to $(1.1) million from $(2.1) million from the prior year quarter — a 48.6% year-over-year improvement.

●	Balance Sheet Strengthened Through Premium Capital Raises
Over $9 million in additional capital was raised at premiums to market during the quarter, including funding at the India subsidiary level implying a $2 per share valuation for Roadzen’s Nasdaq share price.

●	Debt Extension Agreement in Principle – Post Second Quarter
In November, the Mizuho $11.5 million senior debt facility was agreed in principle to be extended from December 31, 2025 to June 30, 2027.

●	Series of Strategic Wins Strengthen Global Expansion
DrivebuddyAI achieved EU regulatory validation and surpassed 3.5 billion kilometers of real-world driving data. Roadzen also secured a major European OEM insurance mandate and signed a definitive agreement to acquire a majority interest in a U.S. commercial auto Managing General Underwriter, reinforcing its position as a global leader at the intersection of AI, insurance, and mobility.

NEW YORK, November 14, 2025 (GLOBE NEWSWIRE) – Roadzen Inc. (Nasdaq: RDZN) (“Roadzen” or the “Company”), a global leader in AI at the convergence of insurance and mobility, today announced its financial results for the three and six months ended September 30, 2025.

“This was a very strong quarter for Roadzen, building on the momentum from last quarter — both in business performance and in strengthening our balance sheet,” said Rohan Malhotra, CEO and founder of Roadzen. “We raised over $11.5 million in the last four months with minimal dilution to shareholders, from some of the world’s leading technology investors, delivered our fifth consecutive quarter of Adjusted EBITDA improvement, and achieved a 90.3% year-over-year reduction in net loss. Several key partnerships and contracts are set to come in, positioning us for accelerated momentum in the second half.”

1 Adjusted EBITDA is a non-GAAP financial metric. See “Non-GAAP Financial Measures” at the end of this press release for more information, including a reconciliation to the nearest GAAP financial measure.

Malhotra continued, “With over 3.5 billion kilometers of driving data powering DrivebuddyAI and more than 2.5 million claims and inspections processed annually through our platform, Roadzen now operates at a data scale unmatched in our industry. This depth of data and industrial knowledge in insurance is fueling our precision AI — built for mobility and insurance. We’ve asked our investors to track three things: our growth and path to breakeven, our leadership in innovation, and the addition of marquee client partnerships across geographies. We are confident we will deliver on these goals and continue to believe the Company is poised for sustained growth ahead.”

“This was a strong quarter for Roadzen, reflecting disciplined cost management and meaningful operational improvements. During the quarter, and with the subsequent final close of the India subsidiary funding, we continued to strengthen our balance sheet, providing the runway to reach operational cash flow breakeven,” stated Jean-Noël Gallardo, CFO of Roadzen Inc. “Following quarter-end, we agreed in principle with Mizuho to extend our debt facility, further enhancing our financial flexibility and removing a significant short-term liability. Combined with ongoing AI-driven efficiencies and targeted expense optimization, we are confident this momentum will drive continued margin expansion and stronger cash flow in the second half of fiscal 2026.”

Second Quarter and Year to Date Financial Highlights

Revenue and Key Performance Indicators:

●	Revenue for the second quarter totaled $13.7 million, increasing approximately $1.8 million, or 15.2%, over the prior year quarter. Revenue for the six months ended September 30, 2025 was $24.5 million, increasing approximately 18.0% over the same period last year.
●	As of September 30, 2025, Roadzen had 46 insurance customer agreements (including carriers, self-insureds and other entities processing insurance claims), 80 automotive customer agreements, and approximately 3,900 agents and fleet customer agreements. This compares to 34 insurance, 74 automotive and 3,550 agent and fleet customers as of September 30, 2024.
●	Roadzen’s brokerage business sold 116,528 policies during the second quarter generating $12.4 million of Gross Written Premium (“GWP”), compared to 70,618 policies in the same quarter last year, which produced $10.1 million of GWP.
●	In our IaaS business, 754,207 claims, roadside assistance and vehicle inspections were conducted during the three months ending September 30, 2025, compared to 607,577 for the same period in the prior year.
●	Gross margin for the quarter ended September 30, 2025 was 55.7% compared to 56.1% reported in the same quarter last year.

Net Results:

●	Net loss for the second quarter totaled $(2.1) million or $(0.03) per share, compared to a net loss of $(21.8) million or $(0.32) per share in the same quarter last year, which included approximately $19.7 million of non-cash, non-recurring and other extraordinary items.
●	Fiscal year to date, net loss totaled $(6.1) million or $(0.08) per share, compared to a net loss of $(70.2) million or $(1.03) per share in the same period last year.
●	Adjusted EBITDA loss for the quarter was $(1.1) million compared to a loss of $(2.1) million in the same quarter last year, and a loss of $(1.4) million for the first quarter of fiscal 2026. This second quarter marks Roadzen’s fifth sequential improvement in quarterly Adjusted EBITDA.

Other Financial Developments

●	On November 4, 2025, Roadzen reached an agreement in principle with Mizuho Securities USA LLC to extend the maturity of our existing $11.5 million senior secured debt facility by 18 months – from December 31, 2025 to June 30, 2027 – with no other change to the debt structure.
●	During the second quarter, Roadzen secured $9 million in additional capital through several transactions, each accomplished at a premium to market, including:

	○	$2.25 million private placement from some of the Company’s largest shareholders at a 20% premium to the closing price;
	○	$2.25 million registered direct offering from an institutional investor completed on the back of the first fund raise; and
	○	$4.5 million raised through the first tranche of its India subsidiary financing, subsequently upsized to $7 million due to strong investor demand. The upsized transaction valued the subsidiary at $91 million post-money, implying approximately a $2 per share for Roadzen’s Nasdaq-listed shares. The round was led by marquee institutional investors including Team India, Quant AMC, Valentis Advisors, and Prime Securities Group, along with leading capital markets investors such as Utpal Sheth and Anand Jain.

Second Fiscal Quarter 2026 Operational Highlights

Contract and Partnership Announcements:

●	Roadzen announced its partnership with a top global two-wheeler (motorcycles and scooter) OEM to launch real-time connected roadside assistance for a new line of electric and connected vehicles across India. The OEM partner serves over 100 million vehicles globally, including more than 60 million two-wheelers in India and over 5 million new vehicles sold annually in the country where two-wheelers dominate the mobility landscape.

Subsequent Operational Developments

DrivebuddyAI Developments:

●	Roadzen’s DrivebuddyAI achieved official validation for its Driver Monitoring System (“DMS”) for compliance with the European Union General Safety Regulation (EU GSR 2144) by the authorized testing laboratory Applus IDIADA in Barcelona, Spain. This certification expands DrivebuddyAI’s regulatory compliance footprint beyond India’s AIS-184 standard, making it the only AI-powered driver monitoring platform validated under both Indian and European regulations. The validation comes ahead of the EU NCAP 2026 mandates requiring in-cabin driver monitoring for all new vehicles beginning July 2026.
●	DrivebuddyAI’s dataset surpassed 3.5 billion kilometers of real-world driving data—nearly doubling in just four months. This extensive data has consistently demonstrated a 70%+ reduction in accidents, validating the platform’s ability to improve driver behavior, fleet safety, and risk management for insurers and mobility operators worldwide.
●	DrivebuddyAI secured five-year contracts with six leading small and medium sized trucking fleets in India to equip over 1,500 Volve and BharatBenz vehicles with its advanced Driver Monitoring System and Collision Warning AI. Valued in the mid-seven figures (USD), the deals include hardware, subscription-based software, and 24-7 Command Centre for real-time driver oversight and accident prevention. Full deployment is slated for March 2026.

Contract and Partnership Announcements:

●	Roadzen was awarded a mandate to serve as a Managing General Agent for one of the world’s top five auto manufacturers to manage its insurance program in a major European market, representing over $20 million in annual GWP. Roadzen will manage administration, claims, and payments for the automaker’s insurance operations, earning fees that are expected to contribute more than 15% of GWP as recurring revenue to Roadzen. Expected to launch next quarter and powered by Roadzen’s Global Distribution Network, the agreement will deliver fully embedded digital policy management, automated claims, and real-time analytics, integrated seamlessly into the automaker’s ecosystem.

Acquisition Announcement:

●	Roadzen signed a definitive agreement to acquire majority control of a U.S.-based commercial auto insurance broker and Managing General Underwriter operating in California, Texas, Illinois, and New Jersey, with Lloyd’s of London Coverholder status. The business, which reached a $15 million annualized premium run rate within seven months, serves 90+ fleets via an expanding network of 300+ agents and adds six new carrier relationships.
●	Post-closing, it will integrate its offerings with DrivebuddyAI and National Auto Club, combining telematics, roadside assistance, claims, and insurance distribution into a uniquely positioned U.S. commercial auto platform. Operating on a commission- and fee-based model with no underwriting risk, it earns 15–25% of premiums per policy, plus fee income and profit share. The acquisition is expected to close this quarter, is non-dilutive, projected to generate $30 million+ in annual premiums and $8 million in revenues with a 25% net margin in the first year, and scale to $150 million GWP with 25%+ net margins within three years, establishing the U.S. as Roadzen’s second-largest market.

For more information about Roadzen Inc., please visit https://roadzen.ai.

About Roadzen Inc.

Roadzen Inc. (Nasdaq: RDZN) is a global leader in AI at the convergence of insurance and mobility. Roadzen builds technology that helps insurers, automakers, and fleets better predict and prevent risk, automate claims, and deliver seamless, embedded insurance experiences.

Thousands of clients — from the world’s leading insurers, carmakers, and fleets to dealerships and agents — use Roadzen’s technology to build new products, sell insurance, process claims, and improve road safety. Roadzen’s pioneering work in telematics, generative AI, and computer vision has earned recognition from Forbes, Fortune, and Financial Express as one of the world’s top AI innovators.

Headquartered in Burlingame, California, Roadzen employs more than 300 people across offices in the U.S., U.K., and India. Learn more at www.roadzen.ai.

Cautionary Statement Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” and “continue,” or the negative of such terms or other similar expressions. Such statements include, but are not limited to, statements regarding the anticipated benefits of our products and solutions, anticipated benefits and revenues from the partnership described in this press release, business growth in the U.S., U.K. and India, anticipated Adjusted EBITDA breakeven timing, strategy, demand for our products, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management, our agreement in principle to extend the maturity date of our debt with Mizuho, our ability to consummate the planned transaction with a U.S.-based commercial insurance broker, as well as all other statements other than statements of historical fact included in this press release. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in “Risk Factors” in our Securities and Exchange Commission (“SEC”) filings, including the annual report on Form 10-K we filed with the SEC on June 26, 2025. We urge you to consider these factors, risks and uncertainties carefully in evaluating the forward-looking statements contained in this press release. All subsequent written or oral forward-looking statements attributable to our company or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this press release are made only as of the date of this release. Except as expressly required by applicable securities law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Investor Contacts: IR@roadzen.ai

Media Contacts: Sanya Soni sanya@roadzen.ai or media@roadzen.ai

Roadzen Inc.

Unaudited Condensed Consolidated Balance Sheets

(in US $, except share count)

	As of September 30,	As of March 31,
Particulars	2025	2025
Assets
Current assets:
Cash and cash equivalents	4,973,633	4,836,576
Accounts receivable, net	2,648,485	2,625,385
Inventories	213,875	202,535
Prepayments and other current assets	25,913,502	19,092,595
Investments	366,487	197,805
Total current assets	34,115,982	26,954,896
Non current assets
Restricted cash	219,746	217,064
Non marketable securities	268,764	269,470
Property and equipment, net	591,781	602,923
Goodwill	2,298,287	2,061,553
Operating lease right-of-use assets	1,272,406	1,109,219
Intangible assets, net	2,638,248	1,243,253
Other long-term assets	144,643	120,972
Total Non current assets	7,433,875	5,624,454
Total assets	41,549,857	32,579,350

Liabilities and shareholders’ Equity/(Deficit)
Current liabilities
Current portion of long-term borrowings	2,831,559	2,904,444
Short-term borrowings	20,194,849	19,865,645
Accounts payable and accrued expenses	33,237,612	30,254,010
Derivative warrant liabilities	1,339,967	1,489,818
Short-term operating lease liabilities	463,347	318,921
Other current liabilities	3,219,831	2,102,466
Total current liabilities	61,287,165	56,935,304
Non current liabilities
Long-term borrowings	147,874	139,775
Long-term operating lease liabilities	413,863	628,400
Other long-term liabilities	551,817	566,651
Total Non current liabilities	1,113,554	1,334,826
Total liabilities	62,400,719	58,270,130

Commitments and contingencies (refer note 22)

Shareholders’ Equity/(Deficit)
Ordinary Shares and additional paid in capital, $0.0001 par value per share, 220,000,000 shares authorized as of September 30, 2025 and March 31, 2025; 76,021,755, and 74,290,986 shares outstanding as of September 30, 2025 and March 31, 2025 respectively	99,195,750	95,501,291
Accumulated deficit	(229,940,316)	(223,826,442)
Accumulated other comprehensive income/(loss)	(1,133,485)	(468,859)
Other components of equity	103,853,847	103,720,113
Total shareholders’ deficit	(28,024,204)	(25,073,897)
Share Application Money	1,084,289	—
Non-controlling interest	6,089,053	(616,883)
Total deficit	(20,850,862)	(25,690,780)
Total liabilities and Total Deficit	41,549,857	32,579,350

The accompanying notes are an integral part of these consolidated financial statements.

Roadzen Inc.

Unaudited Condensed Consolidated Statements of Operations

(in US $, except share count)

	For the three months ended September 30,		For the six months ended September 30,
Particulars	2025	2024	2025	2024
Revenue	13,679,267	11,874,098	24,544,813	20,805,615
Costs and expenses:
Cost of services	6,057,579	5,217,621	10,527,032	10,645,061
Research and development	148,529	1,496,600	230,063	3,286,142
Sales and marketing	6,252,328	8,076,959	12,384,339	13,879,257
General and administrative	3,806,800	20,430,960	6,384,698	46,257,148
Depreciation and amortization	750,207	193,372	875,206	673,721
Total costs and expenses	17,015,443	35,415,512	30,401,338	74,741,329
Loss from operations	(3,336,176)	(23,541,414)	(5,856,525)	(53,935,714)
Interest expense (net)	(1,249,540)	(626,834)	(2,190,859)	(1,448,520)
Fair value gains/(losses) in financial instruments carried at fair value	1,067,732	(1,096,949)	556,194	(18,249,009)
Other income (net)	1,353,929	3,252,528	1,306,007	3,274,880
Total other income/(expense)	1,172,121	1,528,745	(328,658)	(16,422,649)

Loss before income taxes and equity-method investment activity	(2,164,055)	(22,012,669)	(6,185,183)	(70,358,363)
Equity method investment activity, net
(Loss)/Income before income tax expense	(2,164,055)	(22,012,669)	(6,185,183)	(70,358,363)
Less: income tax (benefit)/expense	10,826	(181,264)	90,805	(74,614)
Income tax expense	15,640	4,214	50,589	17,147
Deferred tax expense	(4,814)	(185,478)	40,216	(91,761)
Net (loss)/income before non-controlling interest	(2,174,881)	(21,831,405)	(6,275,988)	(70,283,749)
Net loss attributable to non-controlling interest, net of tax	(66,777)	(21,366)	(162,114)	(66,685)
Net Loss attributable to Ordinary shareholders	(2,108,104)	(21,810,039)	(6,113,874)	(70,217,064)
Net loss per share attributable to Ordinary shareholders
Basic and diluted	(0.03)	(0.32)	(0.08)	(1.03)
Weighted-average number of shares used in computing net loss per share	75,671,838	68,440,829	75,671,838	68,440,829

The accompanying notes are an integral part of these consolidated financial statements.

Roadzen Inc.

Unaudited Condensed Consolidated Statements of Cash Flow

(in US $, except share count)

	For the six months ended September 30,
Particulars	2025	2024

Cash flows from operating activities
Net loss per share attributable to Ordinary shareholders	(6,113,874)	(70,217,064)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	875,206	673,721
Stock based compensation	133,734	46,977,256
Deferred income taxes	(1,263)	(223,516)
Unrealised foreign exchange loss/(profit)	(62,074)	101,374
Fair value losses/(profits) in financial instruments carried at fair value	(556,194)	18,249,009
Expected credit loss (net of reversal)	25,572	(112,451)
Balances written off/(back)	(1,331,258)	(3,200,441)
Net loss attributable to non-controlling interest, net of tax	(162,114)	(66,685)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Inventories	(11,340)	(20,836)
Income taxes, net	-	-
Accounts receivables, net	417,176	380,405
Prepayments and other assets	(6,073,975)	2,018,036
Accounts payable and accrued expenses	3,107,115	(1,554,615)
Other liabilities	754,275	(4,255,358)
Net cash used in operating activities	(8,999,014)	(11,251,165)

Cash flows from investing activities
Purchase of property and equipment, intangible assets and goodwill	(355,635)	39,443
Proceeds from sale of mutual fund	-	193,606
Investment in mutual funds and bonds	(28,213)	-
Proceeds from forward purchase agreement	-	1,000,000
Net cash used in investing activities	(383,848)	1,233,049

Cash flows from financing activities
Proceeds from issue of ordinary shares	3,694,459	-
Proceeds from issue of ordinary shares of subsidiary to the Non-controlling interest	5,778,944
Net proceeds/(payments) from long term borrowings	(47,093)	-
Net proceeds/(payments) from short-term borrowings	(894,769)	4,460,327
Net cash generated from financing activities	8,531,541	4,460,327
Effect of exchange rate changes on cash and cash equivalents	62,972	2,368
Net (decrease)/increase in cash and cash equivalents (including restricted cash)	(788,349)	(5,555,421)
Cash acquired in business combination	928,074	-
Cash and cash equivalents at the beginning of the period (including restricted cash)	5,053,654	11,565,088
Cash and cash equivalents at the end of the period (including restricted cash)	5,193,379	6,009,667

Reconciliation of cash and cash equivalents
Cash and cash equivalents	4,973,633	5,992,238
Restricted cash	219,746	17,429
Total cash and cash equivalents	5,193,379	6,009,667

Supplemental disclosure of cash flow information
Cash paid for interest, net of amounts capitalized	1,707,711	885,011
Non-cash investing and financing activities
Consideration payable in connection with acquisitions	488,000	488,000
Interest accrued on borrowings	2,652,119	317,597

The accompanying notes are an integral part of these consolidated financial statements.

Non-GAAP Financial Measures

This press release includes Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (“Adjusted EBITDA”), a non-GAAP financial measure which excludes the impact of finance costs, taxes, depreciation and amortization and certain other items from reported net profit or loss. We believe that Adjusted EBITDA aids investors by providing an operating profit/loss without the impact of non-cash depreciation and amortization and certain non-recurring and other items to help clarify sustainability and trends affecting the business. For comparability of reporting, management considers non-GAAP measures in conjunction with U.S. GAAP financial results in evaluating business performance. Adjusted EBITDA should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with U.S. GAAP. In addition, Adjusted EBITDA does not purport to represent cash flows provided by, or used for, operating activities in accordance with GAAP and should not be used as a measure of liquidity.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for financial information presented under GAAP. There are a number of limitations related to the use of non-GAAP financial measures versus comparable financial measures determined under GAAP. For example, other companies in our industry may calculate these non-GAAP financial measures differently or may use other measures to evaluate their performance. These limitations could reduce the usefulness of these non-GAAP financial measures as analytical tools. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and to not rely on any single financial measure to evaluate our business.

The following table reconciles our net loss reported in accordance with U.S. GAAP to Adjusted EBITDA:

	For the three months ended September 30,
Particulars	2025	2024
Net loss	(2,108,104)	(21,810,039)
Adjusted for:
Other (income)/expense net	(1,353,929)	(3,252,528)
Interest (income)/expense	1,249,540	626,834
Fair value changes in financial instruments carried at fair value(1)	(1,067,732)	1,096,949
Tax (benefit)/expense	10,826	(181,264)
Depreciation and amortization	750,207	193,372
Stock based compensation expense	62,381	20,746,267
Non-cash expenses	132,841	351,130
Non-recurring expenses	1,231,747	105,725
Adjusted EBITDA	(1,092,224)	(2,123,554)

	For the six months ended September 30,
Particulars	2025	2024
Net loss	(6,113,874)	(70,217,064)
Adjusted for:
Other (income)/expense net	(1,306,007)	(3,274,880)
Interest (income)/expense	2,190,859	1,448,520
Gain on bargain purchase	-
Fair value changes in financial instruments carried at fair value(1)	(556,194)	18,249,009
Tax (benefit)/expense	90,805	(74,614)
Depreciation and amortization	875,206	673,721
Stock based compensation expense	133,739	46,977,256
Non-cash expenses	439,555	636,190
Non-recurring expenses	1,747,849	630,483
Adjusted EBITDA	(2,498,062)	(4,951,379)